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                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES THIRD-QUARTER FINANCIAL RESULTS

     Madison Heights, MI. November 6, 2007 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today announced a net loss for the third quarter of 2007 of $1,474,000 or ($0.48) per average outstanding share, compared to net income of $752,000, or $0.25 per average outstanding share in the third quarter of 2006. Year-to-date results for 2007 represent a loss of $911,000 or ($0.30) per average share outstanding as of September 30, 2007, compared to net income of $2,425,000 or $0.80 per average share outstanding on September 30, 2006.

     Total assets as of September 30, 2007 were $503,348,000 compared to $496,468,000 on September 30, 2006. Total loans were $418,420,000 as of
September 30, 2007 compared to $386,711,000 on September 30, 2006, representing an 8% increase in loans. Deposits were $435,877,000 on September 30, 2007 compared to $449,219,000 at the same time in 2006.

     Michael J. Tierney, President & CEO, commented, "Michigan continues to have many economic challenges that are impacting all sectors of our market, with real estate being the worst. The third quarter of 2007 has been a watershed period for banks in Southeast Michigan. Due to the poor economy, especially in the residential real estate development sector, nearly every reporting bank has experienced significant loan losses in the quarter. PSB was negatively impacted as well.

     "Based on extensive examination of the portfolio, with a particular focus on larger loans, Peoples State Bank approved a $2,525,000 addition to our loan loss reserves based upon our credit reviews. The principal weakness in our commercial loan portfolio was in loans to residential real estate developers. We have met with every client we have in this industry. We have taken very aggressive action on poor performing loans and assured ourselves that our remaining performing loans are solid loans. PSB has no exposure to the sub-prime mortgage lending market although some of our mortgage loan clients are struggling with the poor economy like everyone else. We continue to closely monitor our loan portfolio in light of the Michigan economy.


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     "There were many positive developments at Peoples State Bank during the quarter: We were named the 2007 BANK OF THE YEAR by the Oakland County Business Finance Corporation, we opened our new state-of-the-art facility in Grosse Pointe Woods, we launched a new family of business checking, savings, and cash management products that sets us apart from other banks in our market, and we were named one of METROPOLITAN DETROIT'S 101 BEST AND BRIGHTEST COMPANIES TO WORK FOR for the last three years in a row."

     Mr. Tierney added, "The bank's new management team is working hard to create value for our customers, communities and shareholders. Even though we face a difficult Michigan economy, we are still finding opportunities we can capitalize on."

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights (2), Troy and Warren
(2). The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900


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